Exhibit 99.1

Agricon Global Corporation
Formerly BayHill Capital Corporation	NEWS RELEASE
25 East 200 South
Lehi, Utah 84043	For Immediate Release, May 9, 2012

Agricon Global Corporation Announces the ADDITION OF A BOARD MEMBER

Lehi, Utah, March 9, 2012—Agricon Global Corporation (Agricon), formerly BayHill Capital Corporation (OTC BB: BYHL), announced today the election Soren Jonassen as a new director. Mr. Jonassen joins James U Jensen, Rene Mikkelsen, and Robert Bench on the board, bringing the total number of directors to four.

Mr. Jonassen filled the vacancy on the board left by the resignation of Peter Moller who resigned on March 31, 2012 upon the completion of the acquisition by Agricon of Canola Property Ghana Limited.

Mr. Jonassen is an experienced professional with over 25 years in audit profession in Denmark. He was appointed as certified public accountant in 1996 and served as audit manager in Arthur Andersen until 1996 and has been serving as audit partner in Crowe Horwath Denmark since 1996. Mr. Jonassen is a CPA and holds a degree of master in business economy from Copenhagen Business School.

Mr. Jonassen has served as CEO of Crowe Horwath where he was also International liaison partner establishing a professional world-wide network. During his professional work he has assisted start-ups and a large number of small to midsized companies, including assisting with IPO’s in Denmark and USA. Mr. Jonassen has specialized in IFRS public reporting and conversion process. He has been an adviser in large M&A transactions, and has been co-founder of a number of private companies in Denmark in a number of different sectors.

Mr. James U Jensen, Chairman said “How pleased we are to have Mr. Jonassen join our board. His expertise with international public reporting and his broad international experience will benefit our company in many ways. His experience with public companies, IFRS transitional issues and background with public companies will also be a benefit as Agricon expands its global operations.”

About Agricon Global Corporation

Agricon is a development stage smaller reporting public company that recently acquired 100% interest in Canola Property Ghana Limited (CPGL), based in Ghana West Africa. CPGL is in the process of locating appropriate land that might be leased for cultivating and harvesting agricultural products. CPGL plans to lease undeveloped land, at attractive prices, that can be cleared and used for cultivation and production of rotation crops such as maize (corn), sunflower, soya and canola.

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Source:	Agricon Global Corporation
	Contact:	Robyn Farnsworth
801-592-3000
robyn@bayhillcapital.com
bbench@bayhillcapital.com